Exhibit 99.1

MacroGenics Announces Appointment of William Heiden to Board of Directors

ROCKVILLE, MD, May 23, 2022 (GLOBE NEWSWIRE) -- MacroGenics, Inc. (NASDAQ: MGNX), a biopharmaceutical company focused on developing and commercializing innovative antibody-based therapeutics for the treatment of cancer, today announced the appointment of William Heiden to its Board of Directors, effective May 22, 2022. Mr. Heiden will serve as Chair of the board and a member of the Audit Committee. Following the appointment of Mr. Heiden, the Board will comprise eight directors, seven of whom are independent. Mr. Heiden is replacing Paulo F. Costa as Chair. Mr. Costa served in the Chair position until his term as director expired on May 19, 2022.
“We are delighted to have Bill join MacroGenics’ Board. His extensive strategic and operational experience, paired with his proven track record of success in leading commercial and development-stage companies, make him a strong addition to our Board of Directors,” stated Scott Koenig, M.D., Ph.D., MacroGenics' President and Chief Executive Officer. “We look forward to leveraging Bill’s expertise as we continue our mission to develop breakthrough biologics that represent life-changing medicines for cancer patients. We also want to thank Paulo for his many years of dedicated service, strong leadership and commitment. We are grateful for his invaluable contributions to MacroGenics’ Board of Directors and wish him the very best.”
“I am enthusiastic about joining the MacroGenics Board of Directors. The company has a broad portfolio of product candidates in some of the most exciting areas of drug discovery and development and a strong track record of building strategic collaborations with biopharma partners,” commented Bill Heiden. “I look forward to working with other Board members, Scott and the management team to focus company efforts on priority pipeline opportunities, ensuring that we successfully navigate the currently challenging environment for biotechnology companies.”
Mr. Heiden (62) brings 35 years of experience in the biotechnology and pharmaceutical industry to the MacroGenics Board of Directors. Mr. Heiden most recently spent eight years as President, Chief Executive Officer and board member of AMAG Pharmaceuticals building a diverse portfolio of commercial and development-stage products, and in 2020 the company was acquired by a private equity firm (Apollo, through Covis Pharma) for $650 million. Prior to joining AMAG, he served as President and Chief Executive Officer of Genzyme Transgenics Company (GTC), from June 2010 to May 2012, which was acquired by LFB, S.A. Before joining GTC, Mr. Heiden was the President, Chief Executive Officer and board member of venture-backed Elixir Pharmaceuticals, from September 2004.  Mr. Heiden also serves on the board of directors of Atara Biotherapeutics, Inc.  Mr. Heiden had previously served as President and Chief Operating Officer of Praecis Pharmaceuticals from 2002 to 2004, which was acquired by GlaxoSmithKline plc. From 1987 to 2002, Mr. Heiden progressed through various positions of increasing responsibility at Schering-Plough Corporation (now Merck & Co.), including managing a number of businesses in the United States, Europe and Canada. Mr. Heiden holds an M.B.A. from Cornell University’s Johnson Graduate School of Management, a Master’s in International Management from the University of Louvain (Belgium) and a B.A. degree in finance from the University of Florida.
About MacroGenics, Inc.
MacroGenics (the Company) is a biopharmaceutical company focused on developing and commercializing innovative monoclonal antibody-based therapeutics for the treatment of cancer. The Company generates its pipeline of product candidates primarily from its proprietary suite of next-generation antibody-based technology platforms, which have applicability across broad therapeutic domains. The combination of MacroGenics' technology platforms and protein engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. For more information, please see the Company's website at www.macrogenics.com. MacroGenics and the MacroGenics logo are trademarks or registered trademarks of MacroGenics, Inc.
Cautionary Note on Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for MacroGenics (“Company”), including statements about the Company’s strategy, future operations, clinical development of the Company’s therapeutic candidates, including initiation and enrollment in clinical trials, expected timing of results from clinical trials, discussions with regulatory agencies, commercial prospects of or product revenues from MARGENZA and the Company’s product candidates, if approved, milestone or opt-in payments from the Company’s collaborators, the Company’s anticipated milestones and future expectations and plans and prospects for the Company and other statements containing the words “subject to”, "believe", “anticipate”, “plan”, “expect”, “intend”, “estimate”, “potential,” “project”, “may”, “will”, “should”, “would”, “could”, “can”, the negatives thereof, variations thereon and similar expressions, or by discussions of strategy constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks that MGC018, MARGENZA or any other product candidate’s revenue, expenses and costs may not be as expected, risks relating to MGC018, MARGENZA or any other product candidate’s market acceptance, competition, reimbursement and regulatory actions, the uncertainties inherent in the initiation and enrollment of future clinical trials, the availability of financing to fund the development of our product candidates, expectations of expanding ongoing clinical trials, availability and timing of data from ongoing clinical trials, expectations for the timing and steps required in the regulatory review process, expectations for regulatory approvals, the impact of competitive products, our ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of the Company's product candidates, business, or economic or political disruptions due to catastrophes or other events, including natural disasters, terrorist attacks, civil unrest and actual or threatened armed conflict, or public health crises such as the novel coronavirus (referred to as COVID-19 pandemic), and other risks described in the Company's filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views only as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.
CONTACTS:
Chris James, M.D., Vice President, Investor Relations & Corporate Communications
Jim Karrels, Senior Vice President, CFO
1-301-251-5172,  info@macrogenics.com